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            [STEADMAN SECURITY CORPORATION LETTERHEAD APPEARS HERE]

        CHARLES W. STEADMAN                                February 17, 1997
CHAIRMAN OF THE BOARD AND PRESIDENT


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs:

        The Steadman Security Corporation and its affiliated mutual funds:
Steadman Associated Fund, Steadman American Industry Fund, Steadman Investment Fund, and Steadman Technology and Growth Fund ("Funds") received the resignation of Coopers & Lybrand L.L.P. on January 13, 1997 as independent accountants.

        The reports of Coopers & Lybrand L.L.P. on the financial statements for the past two fiscal years contained no adverse opinion or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

        In connection with its audits for the two most recent fiscal years and through January 13, 1997, there have been no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused them to make reference thereto in their reports on the financial statements for such years.

        The Funds have requested that Coopers & Lybrand L.L.P. furnish it with a letter addressed to the SEC (see attached) stating whether or not it agrees with the above statements.

        The Funds Board of Trustees approved Reznick, Fedder and Silverman as the new independent accountants of the Funds as of January 14, 1997. During the two most recent fiscal years and through January 13, 1997, the Funds have not consulted with Reznick and Silverman on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor.

                                Sincerely,

                                /s/ Max Katcher
                                ------------------------
                                Max Katcher
                                Executive Vice President

Enclosure